Exhibit 99.1

FOR IMMEDIATE RELEASE

Financial Contact:

Janie Brown, Chief Financial Officer

503-359-2653

Merix Corporation Announces Preliminary Results for

Fourth Quarter FY 2005

Merix will conduct a conference call and live webcast on June 20, 2005 at 3:00 p.m. PT. To access the webcast, log on to www.merix.com. An on-line replay will be available beginning 6:00 p.m. PT June 20, 2005. A phone replay will be available until midnight on June 27, 2005 by calling (719) 457-0820, access code 4902657.

FOREST GROVE, OR, June 20, 2005 - Merix Corporation (NASDAQ:MERX) today announced preliminary results for the fourth quarter of fiscal 2005, ended May 28, 2005. Consolidated sales for the fourth quarter increased 16% to approximately $51.6 million compared to $44.5 million for the last quarter of fiscal 2004. This sales increase is attributable to Data Circuit Systems, which was acquired in December 2004. On a GAAP basis, fourth quarter results are expected to range between a net loss of $1.8 and $2.1 million or between $0.09 and $0.11 per share. Sales for the fourth quarter were slightly above the range of previously provided guidance of between $50.0 and $51.5 million. The expected fourth quarter loss is a decrease from the GAAP net income guidance of between $0.02 and $0.04 per share provided on March 29, 2005.

Compared to original expectations, approximately $1.7 million of the expected loss for the fourth quarter is attributable to the combination of the following: (1) increased legal expenses related to the defense of the securities class action and derivative lawsuits, (2) overhead absorption expensed as a result of successful efforts to reduce inventory in the Oregon operations, (3) a severance charge associated with the departure of a senior executive, (4) expense for a workers’ compensation retrospective plan adjustment related to prior periods, and (5) additional depreciation expense as a result of final purchase accounting adjustments related to the acquisition of Data Circuit Systems. The company generated free cash flow of approximately $3.0 million in the fourth quarter and cash and short-term investments totaled approximately $77.7 million at the end of the quarter.

Non-GAAP results for the fourth quarter are expected to be a loss of between $0.01 and $0.02 per share, compared to previous guidance of non-GAAP income of from $0.04 to $0.05 per diluted share. The non-GAAP loss excludes expense related to: the amortization of identifiable intangible assets; the senior executive severance payment; and the accrual of legal fees for the securities lawsuits. The non-GAAP results also exclude adjustments to the valuation allowance against deferred taxes. Management believes these adjustments are not representative of underlying trends in the Company’s performance and that excluding them provides investors with additional information to compare the Company’s results over multiple periods and to its competitors. See a reconciliation of GAAP results to non-GAAP results below.

Mark Hollinger, Chairman and Chief Executive Officer of Merix, stated, “Our expected fourth quarter financial results include expenses which we believe are infrequent in nature, but in the aggregate they contributed significantly to our loss. We do not consider these financial results acceptable and we are analyzing actions which will contribute to sustained profitability. During the fourth quarter we saw improvements in our operations, including a reduction in cycle time of nearly 50%. This reduction in cycle time allowed us to reduce work-in-process inventory and it should provide our customers with more flexibility going forward.”

Hollinger continued, “As we begin the first quarter, our demand has increased from fourth quarter levels. However, the pricing environment remains challenging and we expect pricing declines to range between 4% and 6% in the first quarter of fiscal 2006 compared to the fourth quarter of fiscal 2005. We are reviewing our operations, including the pending acquisition of Eastern Pacific Circuits, to identify further cost and productivity opportunities which we believe will directly contribute to our profitability objectives. However, as we provide guidance today we expect that sales in the first quarter, excluding Eastern Pacific Circuits, will be comparable to the fourth quarter and that our non-GAAP loss will range between $0.02 and $0.05 per share. We will provide more details on guidance for the first quarter of fiscal 2006 when we announce final fourth quarter results on our conference call scheduled for June 29, 2005.” See a reconciliation of GAAP to non-GAAP guidance below.

“We continue to be impressed with the quick-turn operations of Data Circuit Systems. They have exceeded our expectations and we are working extremely well together. I am also pleased to announce that effective this month, Data Circuit Systems has been renamed Merix San Jose, which will strengthen the Merix name in the quick-turn market,” added Hollinger.

“Finally, we expect to close the Eastern Pacific Circuits acquisition in late July 2005. We are finalizing our detailed integration plans and the actions required to execute our global strategies,” concluded Hollinger.

NON-GAAP EARNINGS RECONCILIATION

	Q4 EPS Guidance	Preliminary Q4 EPS	Q1 EPS Guidance
GAAP Net Income (Loss)	$0.02 - 0.04	$(0.09) - (0.11)	$(0.09) - (0.13)
Add back:
- Amortization of identifiable intangibles	0.04	0.04	0.03
- Legal fees	—	0.03	—
- Executive severance	—	0.01	—
- EPC integration costs	—	—	0.02
- Adjustment to Valuation Allowance on Deferred Tax Asset	(0.02) - (0.03)	0.00 - 0.01	0.01 - 0.03

Non-GAAP Net Income (Loss)	$0.04 - 0.05	$(0.01) - (0.02)	$(0.02) - (0.05)

Merix is a leading manufacturer of technologically advanced, multilayer, rigid printed circuit boards for use in sophisticated electronic equipment. Merix provides high-performance materials, quick-turn prototype, pre-production and volume board production to its customers. Principal markets served by Merix include data communications and wireless telecommunications, high-end computing, and test and measurement end markets in the electronics industry. Additional corporate information is available on the internet at www.merix.com.

Forward-looking statements in this release relating to the Company’s prospects, including statements related to estimates of financial results for the fourth quarter of fiscal 2005 and the first quarter of fiscal 2006, are made pursuant to the safe harbor provisions of the federal securities laws. Information contained in forward-looking statements is based on current expectations and is subject to change, and actual results may differ materially from the forward-looking statements. Many factors, including the following, could cause actual results to differ materially from the forward-looking statements: our ability to successfully close and integrate the Eastern Pacific Circuits acquisition; fluctuations in the demand for our products and services, including quick-turn and premium services; our ability to achieve and maintain operational improvements; our ability to achieve expected operating and financial results; changes in customer order levels, product mix and inventory build-up; lower than expected or delayed sales; pricing and other competitive pressures in the industry from domestic and global competitors; our ability to fully utilize our assets and control costs; our ability to control or pass through the cost of raw materials and supplies; our ability to retain or attract employees with sufficient know-how to conduct our manufacturing processes and maintain or increase our production output and quality; and other risks listed from time to time in the Company’s filings with the Securities and Exchange Commission or otherwise disclosed by the Company, including those set forth in the Company’s Annual Report on Form 10-K for the year ended May 29, 2004. Merix Corporation does not undertake to update any such factors or to publicly announce developments or events relating to the matters described herein.